Exhibit D-5

Entergy Operations, Inc.
P.O. Box 31995
Jackson, MS 39286-1995
Tel: 601-368-5692

Gary J. Taylor
Chief Executive Officer

CNRO-2005-00038

July 20, 2005

U.S. Nuclear Regulatory Commission
Attn: Document Control Desk
Washington, DC 20555

SUBJECT:  Proposed License Transfer and Conforming License Amendment
                 Request, NPF-38-261
                 Waterford Steam Electric Station, Unit 3
                 Docket No. 50-382
                 License No. NPF-38

Dear Sir or Madam:

Pursuant to 10 CFR 50.80, Entergy Louisiana, Inc. (ELI) and Entergy Operations, Inc. (EOI) are applying for transfer of control of Facility Operating License and Materials License No. NPF-38 for the Waterford Steam Electric Station, Unit 3 (Waterford 3). The transfer is associated with the restructuring of ELI from a Louisiana corporation to a Texas limited liability company, Entergy Louisiana, LLC (ELL). EOI will continue to operate Waterford 3, and the proposed restructuring will not affect the technical or financial qualifications of ELL or EOI.

The Attachment contains the justification for the transfer of control. Exhibit A to the Attachment includes the proposed changes to the Waterford 3 Operating License. The proposed change does not include any new commitments.

Entergy requests approval of the proposed amendment by November 30, 2005. Once approved, the amendment shall be implemented within 30 days. Although this request is neither exigent nor emergency, your prompt review is requested.

If you have any questions or require additional information, please contact Jerry Burford at 601-368-5755.

Sincerely,

GJT/FGB/baa

Attachment: Application for Transfer of Operating License and Materials License, NPF-38
cc: (See Next Page)

cc: Dr. Bruce S. Mallett
U. S. Nuclear Regulatory Commission
Region IV
611 Ryan Plaza Drive, Suite 400
Arlington, TX 76011

NRC Senior Resident Inspector
Waterford 3 - W-MSB
17265 Killona, LA
Killona, LA 70057-3093

U.S. Nuclear Regulatory Commission
Attn: Mr. Nageswaran Kalyanam MS O-7D1
Washington, DC 20555-0001

Wise, Carter, Child & Caraway
Attn: J. Smith
P.O. Box 651
Jackson, MS 39205

Winston & Strawn
Attn: N.S. Reynolds
1700 K Street, NW
Washington, DC 20006-3817

Louisiana Department of Environmental Quality
Office of Environmental Compliance
Surveillance Division
P. O. Box 4312
Baton Rouge, LA 70821-4312

American Nuclear Insurers
Attn: Library
Town Center Suite 300S
29`h S. Main Street
West Hartford, CT 06107-2445

e-mail: Standard Distribution

bcc: Waterford 3 Records Center (W-GSB-100)
TSCR File (NPF-38-261)
Licensing Green Folder File

Attachment

CNRO-2005-00038

Application For Transfer of Operating License
and Materials License. NPF-38

UNITED STATES OF AMERICA
NUCLEAR REGULATORY COMMISSIONS

In the Matter of                                         ) Docket No.
                                                                 )
Entergy Louisiana, Inc.,                             )
Entergy Operations, Inc.                           )
Waterford Steam Electric Station, Unit 3   ) 50-382

APPLICATION FOR TRANSFERS OF OPERATING LICENSE
AND MATERIALS LICENSE, NPF-38

Entergy Louisiana, Inc. and Entergy Operations, Inc. (hereinafter "ELI" and "EOI") apply for the consent of the Nuclear Regulatory Commission ("NRC") under 10 C.F.R. 50.80 to the transfer of control of Facility Operating License and Materials License No. NPF-38 for the Waterford Steam Electric Station, Unit 3 (hereinafter "Waterford 3"). The transfer will occur as a result of the restructuring of ELI from a Louisiana corporation to a Texas limited liability company, Entergy Louisiana, LLC (hereinafter "ELL"). EOI will continue to operate Waterford 3, and the proposed restructuring will not affect the technical or financial qualifications of ELL or EOI.

1. Background and Description of Proposed Transfer

ELI is the owner of Waterford 3, a commercial nuclear power reactor operated by EOI. Both ELI and EOI are direct subsidiaries of Entergy Corporation. ELI is currently a Louisiana corporation. Under the proposed restructuring, ELI will become a Texas corporation ("Holdings") and will form ELL, which will be a Texas limited liability company. Holdings will remain a subsidiary of Entergy Corporation and will own all the common membership interests in ELL. All of the common stock and preferred stock of ELI will continue to be outstanding and to be owned by the same stockholders with the same ownership rights and interests as those stockholders had immediately before the restructuring.1

ELL will assume all of the regulated utility obligations of ELI, along with the property and other assets of ELI that are used to provide retail and wholesale electric service to ELI's customers. ELL's retail utility operations will be subject to the jurisdiction of the LPSC to the same extent that the LPSC currently possesses jurisdiction over ELI's retail utility operations. ELL will succeed to and assume all of ELI's jurisdictional tariffs, rate schedules, and service agreements, and provide electric service to ELI's customers without interruption.

EOI operates Waterford 3 pursuant to an Operating Agreement with ELI. EOI will continue to operate Waterford 3 and the current Operating Agreement will be amended to reflect the new owner of the plant. EOI will not be affected by the restructuring.

II. Supporting Information

A. Statement of Purpose for the Transfer and the Nature of the Transaction Necessitating or Making the License Transfer Desirable

The purpose of the proposed restructuring of ELI is to take advantage of more favorable franchise tax treatment for limited liability companies under Louisiana law. Pursuant to Louisiana Revised Statutes Section 47.601A, ELI currently is obligated to pay corporation franchise taxes in the State of Louisiana. These taxes impose a substantial financial obligation on ELI and its customers. For example, ELI's 2005 Louisiana franchise tax liability was $10.3 million. Louisiana law requires every Louisiana corporation (and every non-Louisiana corporation that qualifies to do business in Louisiana or is doing business in Louisiana) to pay this tax. However, Louisiana law does not subject limited liability companies to this tax.

In Docket No. U-20925 (RRF 2004) the Louisiana Public Service Commission ("LPSC") Staff recommended that ELI undertake to review the feasibility of restructuring its business form into a limited liability company in order to eliminate ELI's obligation to pay franchise taxes. The Company agreed to this recommendation and agreed further to provide interim reports regarding the status of its restructuring efforts. The proposed restructuring implements the Staff's recommendation in Docket No. U-20925 (RRF 2004).

B. Description of Business; Organization and Management

ELL will be a Texas limited liability company. All of the directors and principal officers of ELL will be citizens of the United States. ELL will not be owned, controlled or dominated by an alien, foreign corporation, or foreign government. Neither ELL nor EOI is acting as a representative of any other person in this request.

The Directors and principal officers of ELL, all of whom are citizens of the United States, will be as follows:

Directors:

E. Renae Conley, Chairman
Leo P. Denault
Mark Savoff
Richard J. Smith

Officers:

E. Renae Conley, President and Chief Executive Officer
Richard J. Smith, Group President, Utility Operations
Robert D. Sloan, Executive Vice President, General Counsel and Secretary
Joseph T. Henderson, Senior Vice President and General Tax Counsel
Nathan E. Langston, Senior Vice President and Chief Accounting Officer
William E. Madison, Senior Vice President-Human Resources and Administration
Jay A. Lewis, Vice President, Chief Financial Officer-Operating
Murphy A. Dreher, Vice President, Sate Governmental Affairs-Louisiana
Michael Twomey, Vice President, Regulatory Affairs - Louisiana
Steven C. McNeal, Jr., Assistant Secretary
John M. Adams, Jr., Assistant Secretary
Christopher T. Screen, Assistant Secretary
Michael A. Caruso, Assistant Treasurer
Gary S. Hoffman, Assistant Treasurer
Mary Ann Valladares, Assistant Treasurer
Frank Williford, Assistant Treasurer
Rory L. Roberts, Tax Officer
Patricia A. Galbraith, Tax Officer

Holdings will be a Texas corporation. It will not be owned, controlled, or dominated by an alien, foreign corporation, or foreign government. The directors and principal officers of Holdings, all of whom are citizens of the United States, will be as follows:

Directors:

E. Renae Conley
Joseph F. Domino
Joseph T. Henderson

Officers:

Joseph T. Henderson, President and Chief Executive Officer
Nathan E. Langston, Senior Vice President and Chief Accounting Officer
William Mohl, Vice President and Treasurer
John Wengler, Assistant Treasurer
Sallie Rainer, Assistant Secretary
Reggie Rice, Assistant Secretary

C. Technical Qualifications

EOI will continue to operate Waterford 3 as the licensed operator after the restructuring of ELI. The proposed restructuring involves no change to either the management organization or technical personnel currently responsible for operating Waterford 3. The technical support organization for the facility will also be unchanged as a result of the restructuring. The personnel presently employed by EOI will not be affected by the restructuring and it will have no impact on their ability to continue to safely operate Waterford 3. There will be no change to the existing Security or Emergency Preparedness Plans or to the personnel responsible for these functions. Therefore, the technical qualifications of ELL and EOI to carry out their responsibilities under Operating License and Materials License NPF-38 will remain unchanged and will not be adversely affected by the proposed restructuring.

D. Financial Qualifications.

ELI recovers the costs of operating and maintaining Waterford 3 through rates established by the LPSC. As an "electric utility" (as defined in 10 C.F.R. 50.2), it is exempt from financial qualifications review under 10 C.F.R. 50.33(f). After the restructuring, ELL will continue to recover the costs of operating and maintaining Waterford 3 through rates established by the LPSC and will be an "electric utility" as defined in 10 C.F.R. 50.2. The proposed restructuring will in no way impair the ability of the LPSC to regulate the rates and services rendered by ELL to its customers, and the LPSC will maintain the same jurisdiction over the rates and services to be provided by ELL that the LPSC possesses today to regulate the rates and services provided by ELI. A financial qualification review is therefore not required under 10 C.F.R. 50.33(f).

E. Decommissioning Funding.

There will be no changes to the existing mechanisms that provide financial assurance for decommissioning Waterford 3 as a result of the restructuring. ELL will continue to provide decommissioning funding through an external sinking fund. Funds for decommissioning will continue to be collected through rates established by the LPSC, currently as provided in LPSC Order No. U-20925 RRF 2004, and held in a trust established for the purpose of decommissioning the plant. There will be no changes to the existing Trust Agreements other than an amendment to reflect the new owner.

F. Antitrust Considerations.

The NRC has found that antitrust reviews of post-operating license transfer applications are neither required nor authorized by the Atomic Energy Act. Final Rule, Antitrust Review Authority; Clarification, 65 Fed. Reg. 44,649 (July 19, 2000); See also Kansas Gas and Electric Co. (Wolf Creek Generating Station, Unit 1), CLI-99, 49 NRC 441 (1999).

G. Restricted Data

This application does not contain any Restricted Data or other classified defense information, and it is not expected that any such information will become involved in the licensed activities. In the event that licensed activities do involve Restricted Data in the future, the Licensees will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management shall have made an investigation and reported to the NRC on the character, associations, and loyalty of the individual, and the NRC has determined that permitting such persons to have access to Restricted Data will not endanger the common defense and security of the United States.

H. No Environmental Impact

The transfer described in this application does not involve any change to the nuclear plant operations or equipment of the plant and does not change any environmental impact previously evaluated in the Final Environmental Statement for the plant. Furthermore, the NRC has determined that license transfers and any associated amendments are categorically exempt from environmental review. 10 C.F.R. 51.22(c)(21). This application, therefore, involves no significant environmental impact.

I. Conforming License Amendments

The restructuring of ELI into ELL will require changes to the existing license to reflect the new owner. The NRC is requested to approve an amendment to the license reflecting the new owner. Exhibit A contains the requested changes.

J. Other Required Regulatory Approvals

The proposed restructuring will require approval by the LPSC, the Securities Exchange Commission, and the Federal Energy Regulatory Commission and notice to the City Council of New Orleans.

III. Effective Date

Assuming the receipt of all required regulatory approvals, the proposed restructuring is scheduled to take place before January 1, 2006, in order to avoid the assessment of franchise taxes on December 31, 2005. Therefore, the NRC is requested to review this application on a schedule that will permit the NRC to provide its final consent to the license transfer as promptly as possible, but in no event later than November 30, 2005. It is requested that such consent as the NRC may deem necessary be immediately effective upon issuance.

IV. Conclusion

For the foregoing reasons, the NRC is requested to consent to the transfers of Operating License and Materials License NPF-38 that will result from the restructuring of ELI into ELL, a Texas limited liability company.

Gary J. Taylor
President and Chief Executive Officer of
Entergy Operations, Inc.

E. Renae Conley
President and Chief Executive Officer of
Entergy Louisiana, Inc.

State of Mississippi
Hinds County

Then personally appeared before me, Gary Taylor, who being duly sworn, did state that he is President and Chief Executive Officer of Entergy Operations, Inc. that he is duly authorized to execute and file the submittal contained herein, in the name and on behalf of the above-named company, and that the statements attributable to Entergy Operations, Inc. are true to the best of his knowledge and belief.

Subscribed and sworn to before me this ____ day of _______________.

_____________________________
Notary Public
My Commission Expires:

State of Louisiana
___________ Parish

Then personally appeared before me, E. Renae Conley, who being duly sworn, did state that she is President and Chief Executive Officer of Entergy Louisiana, Inc. that she is duly authorized to execute and file the submittal contained herein, in the name and on behalf of the above-named company, and that the statements attributable to Entergy Louisiana, Inc. are true to the best of her knowledge and belief.

Subscribed and sworn to before me this ____ day of _______________.

_____________________________
Notary Public
My Commission Expires:

Exhibit A

CNRO-2005-00038

Proposed Operating License Changes (Mark-ups)

UNITED STATES
NUCLEAR REGULATORY COMMISSION

WASHINGTON. O.C. 20066-0001

ENTERGY LOUISIANA, ~~INC.~~LLC

ENTERGY OPERATIONS. INC.

DOCKET NO. 5O-382

WATERFORD STEAM ELECTRIC STATION, UNIT 3

FACILITY OPERATING LICENSE

License No. NPF-38
Amendment No. 734

1. The Nuclear Regulatory Commission (the Commission or the NRC) has found that:

A. The application for license filed by Entergy Louisiana, ~~Inc.~~LLC complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the Act), and the Commission's regulations set forth in 10 CFR Chapter I, and all required notifications to other agencies or bodies have been duly made;

B. Construction of the Waterford Steam Electric Station, Unit 3 (facility), has been substantially completed in conformity with Construction Permit No. CPPR-103 and the application as amended, the provisions of the Act, and regulations of the Commission;

C. The facility will operate in conformity with the application, as amended, the provisions of the Act, and the regulations of the Commission (except as exempted from compliance in Section 1.1 and 2.D below);

D. There is reasonable assurance: (i) that the activities authorized by this operating license can be conducted without endangering the health and safety of the public, and (ii) that such, activities will be conducted in compliance with the Commission's regulations set forth in 10 CFR Chapter I (except as exempted from compliance in Sections 1.I and 2.D below);

E. Entergy Operations, Inc. (EOI) is technically qualified to engage in the activities authorized by this operating license in accordance with the Commission's regulations set forth in 10 CFR Chapter I; LLC

F. Entergy Louisiana, ~~Inc.~~LLC has satisfied the applicable provisions of 10 CFR Part 140, "Financial Protection Requirements and Indemnity Agreements'" of the Commission's regulations;

G. The issuance of this license will not be inimical to the common defense and security or to the health and safety of the public;

H. After weighing the environmental, economic, technical, and other benefits of the facility against environmental and other costs, and after considering available alternatives, the issuance of the Facility Operating License No. NPF-38, subject to the conditions for protection of the environment set forth in the Environmental Protection Plan attached as Appendix B, is in accordance with 10 CFR Part 51 of the Commission's regulations and all applicable requirements have been satisfied; and

I. The receipt, possession, and use of source, byproduct, and special nuclear material as authorized by this license will be in accordance with the Commission's regulations in 10 CFR Part 30, 40 and 70, except that an exemption to the provisions of 10 CFR 70.24 is granted as described in Supplement No. 8 to the Safety Evaluation Report. This exemption is authorized under 10 CFR 70.24(d) and will not endanger life or property or the common defense and security and is otherwise in the public interest.

2. Pursuant to approval by the Nuclear Regulatory Commission at a meeting on March 15, 1985, the license for fuel loading and low power testing, License No. NPF-26, issued on December 18, 1984, is superseded by Facility Operating License No. NPF-38 hereby issued to Entergy Louisiana, ~~Inc.~~LLC and Entergy Operations, Inc. to read as follows:
    This license applies to the Waterford Steam Electric Station, Unit 3, a pressurized water reactor and associated equipment (the facility), owned by Entergy Louisiana, ~~Inc.~~LLC. The facility is located on the Entergy Louisiana, ~~Inc.~~LLC site in St. Charles Parish, Louisiana and is described in the Entergy Louisiana, ~~Inc.~~LLC Final Safety Analysis Report as amended, and the Environmental Report as amended.

AMENDMENT NO. ~~134~~

B. Subject to the conditions and requirements incorporated herein, the Commission hereby licenses;

1. Entergy Louisiana, ~~Inc.~~LLC, pursuant to Section 103 of the Act and to CFR Part 50, to possess but not operate the facility at the designated location in St. Charles Parish, Louisiana in accordance with the procedures and limitations set forth in this license;

2. EOI, pursuant to Section 103 of the Act and 10 CFR Part 50, to possess, use and operate the facility at the designated location in St. Charles Parish, Louisiana in accordance with the procedures and limitations set forth in this license;

3. E0I, pursuant to the Act and 10 CFR Part 70, to receive, possess, and use at any time at the facility site and as designated solely for the facility, special nuclear material as reactor fuel, in accordance with the limitations for storage and amounts required for reactor operation, as described in the Final Safety Analysis Report, as supplemented and amended;

4. EOI, pursuant to the Act and 10 CFR Parts 30, 40, and 70, to receive, possess, and use at any time any byproduct, source and special nuclear material as sealed neutron sources for reactor startup, sealed sources for reactor instrumentation and radiation monitoring equipment calibration, and as fission detectors in amounts as required;

5. E0I, pursuant to the Act and 10 CFR Parts 30, 40, and 70, to receive, possess, and use in amounts as required any byproduct, source or special nuclear material without restriction to chemical or physical form, for sample analysis or instrument calibration or associated with radioactive apparatus or components; and
6. EOI, pursuant to the Act and 10 CFR Parts 30, 40, and 70, to possess, but not separate, such byproduct and special nuclear materials as may be produced by the operation of the facility authorized herein.

7. (a) Entergy Louisiana, ~~Inc.~~LLC, to transfer any portion of its 100% undivided ownership interest (up to and inclusive $515 million of aggregate appraised value) in the facility to equity investors, and at the same time lease back for such equity Investors, such interests sold in the facility and receive from such equity investors, consistent with Entergy Louisiana, ~~Inc.~~LLC leases, the right to use and enjoy the benefits the undivided ownership interests sold in the facility. The terms of the leases are for approximately 27 1/2 years subject to right of renewal. Such sale and leaseback transactions are subject to the condition that the equity investors and anyone else who may acquire an interest under this transaction(s) are prohibited from excising directly or indirectly any control over (i) the facility, (ii) power or energy produced by the facility, or (iii) the licensees of the facility. Further, any rights acquired under this authorization may be exercised only in compliance with and subject to the requirements and restrictions of this operating license, the Atomic Energy Act of 1954, as amended, and the NRC's regulations. For purposes of this condition, the limitations of 10 CFR 50.81, as now in effect and as they may be subsequently amended, are fully applicable to the equity investors and any successors in interest to the equity investors, as long as the license for the facility remains in effect.

(b) Entergy Louisiana, ~~Inc.~~LLC (or its designee) to notify the NRC in writing prior to any change in (i) the terms or conditions of any lease agreements executed as part of the above authorized financial transactions, (ii) any facility operating agreement involving a licensee that is in effect now or will be in effect in the future, or (iii) the existing property insurance coverages for the facility, that would materially alter the representations and conditions, set forth in the staff's Safety Evaluation enclosed to the NRC letter dated September 18, 1989. In addition, Entergy Louisiana, ~~Inc.~~LLC or its designee is required to notify the NRC of any action by equity investors or successors in interest to Entergy Louisiana, ~~Inc.~~LLC that may have an effect on the operation of the facility.

C. This license shall be deemed to contain and is subject to the conditions specified in the Commission's regulations set forth in 10 CFR Chapter 1 and is subject to all applicable provisions of the Act and to the rules, regulations and orders of the Commission now or hereafter in effect; and is subject to the additional conditions specified or incorporated below:

1. Maximum Power Level

E0I is authorized to operate the facility at reactor core power levels not in excess of 3716 megawatts thermal (100% power) in accordance with the conditions specified herein.
  2. Technical Specifications and Environmental Protection Plan

  The Technical Specifications contained in Appendix A, as revised through Amendment No. 183, and the Environment Protection Plan contained in Appendix B, are hereby incorporated in the license. EOI shall operate the facility in accordance with the Technical Specifications and the Environmental Protection Plan.

  AMENDMENT NO. ~~134, 169, 170, 171, 183, 199~~

  3. Antitrust Conditions
  (a) Entergy Louisiana, ~~Inc.~~LLC shall comply with the antitrust license conditions in Appendix C to this license.

  (b) Entergy Louisiana, ~~Inc.~~LLC is responsible and accountable for the actions of its agents to the extent said agent's actions contravene the antitrust license conditions in Appendix C to this license.

  4. Broad Range Toxic Gas Detectors (Section 2.2.1. SSER 6*)

  Prior to startup following the first refueling outage, the licensee* shall propose technical specifications for the Broad Range Toxic Gas Detection System for inclusion in Appendix A to this license.

  5. Initial Inservice Inspection Program (Section 6.6. SSER 5)

  By June 1, 1985, the licensee must submit an initial inservice inspection program for staff review and approval.

  6. Environmental Qualification (Section 3.11. SSER 8)

  Prior to November 30, 1985, the licensee shall environmentally qualify all electrical equipment according to the provisions of 10 CFR 50.49.

  7. Axial Fuel Growth (Section 4.2. SSER 5)

  Prior to entering Startup (Mode 2) after each refueling, the licensee shall either provide a report that demonstrates that the existing fuel element assemblies (FEA) have sufficient available shoulder gap clearance for at least the next cycle of operation, or identify to the NRC and implement a modified FEA design that has adequate shoulder gap clearance for at least the next cycle of operation. This requirement will apply until the NRC concurs that the shoulder gap clearance provided is adequate for the design life of the fuel.

  __________________________
  *The parenthetical notation following the title of many license conditions denotes the section of the Safety Evaluation Report and/or its supplements wherein the license condition is discussed.

  *The license originally authorized Entergy Louisiana, ~~Inc.~~LLC to possess, use and operate the facility. Consequently, certain historical references applicable to Entergy Louisiana, ~~Inc.~~LLC as the "Licensee" appear in these license conditions.

  AMENDMENT NO. ~~134~~

  ~~(d) Prior to completion of Phase III of the Waterford 3 startup test program, the licensee shall complete corrective actions related to the 23 NRC issues as identified in the LP&L responses.~~

  ~~17. Basemat~~

  ~~The licensee shall comply with its commitments to perform a basemat cracking surveillance program and additional confirmatory analyses of basemat structural strength as described in its letter of February 25, 1985. Any significant change to this program shall be reviewed and approved by the NRC staff prior to its implementation.~~

  ~~D. The facility requires an exemption from certain requirements of Appendices E and J to 10 CFR Part 50. These exemptions are described in the Office of Nuclear Reactor Regulation's Safety Evaluation Report, Supplement No. 10 (Section 6.1.2) and Supplement No. 8 (Section 6.2.6), respectively. These exemptions are authorized by law and will not endanger life or property or the common defense and security and are otherwise in the public interest. These exemptions are, therefore, hereby granted pursuant to 10 CFR 50.12. With the granting of these exemptions, the facility will operate, to the extent authorized herein, in conformity with the application, as amended, the provisions of the Act, and the rules and regulations of the Commission.~~

  ~~E. EOI shall fully implement and maintain in effect all provisions of the Commissionapproved physical security, training and qualification, and safeguards contingency plans including amendments made pursuant to provisions of the Miscellaneous Amendments and Search Requirements revisions to 10 CFR 73.55 (51 FR 27817 and 27822) and to the authority of 10 CFR 50.90 and 10 CFR 50.54(p). The plan, which contains Safeguards Information protected under 10 CFR 73.21, is entitled: "Physical Security, Safeguards Contingency and Training & Qualification Plan," and was submitted on October 4, 2004.~~

  ~~F. Except as otherwise provided in the Technical Specifications or the Environmental Protection Plan, EOI shall report any violations of the requirements contained in Section 2.C of this license in the following manner. Initial notification shall be made within 24 hours to the NRC Operations Center via the Emergency Notification System with written follow-up within 30 days in accordance with the procedures described in 10 CFR 50.73 (b), (c) and (e).~~

  ~~G. Entergy Louisiana, Inc.LLC shall have and maintain financial protection of such type and in such amounts as the Commission shall require in accordance with Section 170 of the Atomic Energy Act of 1954, as amended, to cover public liability claims.~~

  ~~AMENDMENT NO. 134~~

  ~~Revised by letter dated October 28, 2004~~

  ~~______________________~~
  ~~1.  As part of this restructuring effort, certain undeveloped real estate owned by ELI, as well as ELI's ownership interest in System Fuels, Inc. ("SFI") will be transferred to Entergy Louisiana Properties, LLC ("ELP") another Texas limited liability company.~~